Exhibit 99.1

HOMESTORE RECEIVES RULING IN PETER TAFEEN CASE

WESTLAKE VILLAGE, Calif. – October 28, 2004 – Homestore, Inc. (NASDAQ: HOMS), announced today that it has received a ruling in the litigation between the Company and Peter Tafeen, a former officer of the Company. The Court of Chancery of the State of Delaware (the “Court”) ruled that the Company must advance Tafeen all reasonable attorney’s fees and costs in connection with the SEC and Department of Justice investigations and civil actions/lawsuits that have been filed against him for his purported role in a scheme to inflate Homestore’s revenues. Tafeen is also entitled to payment of his attorney’s fees for bringing this lawsuit.

The Company is analyzing the Court’s ruling and considering its options, including a possible appeal of such decision.

ABOUT HOMESTORE
Homestore, Inc. (NASDAQ: HOMS) is the leading provider of real estate media and technology solutions. The Company operates the number one network of home and real estate Web sites including its flagship site REALTOR.com®, the official Web site of the National Association of REALTORS® and HomeBuilder.com™ the official new homes site of the National Association of Home Builders. Homestore also operates RENTNET®, an apartments, corporate housing and self-storage resource and SeniorHousingNet™, a resource for senior housing and care, as well as Homestore.com®, a home information resource. Homestore’s print businesses are Homestore® Plans and Publications and Welcome Wagon®. Homestore’s professional software divisions include Computers for Tracts™ and Top Producer® Systems. For more information: http://ir.homestore.com.

CAUTION REGARDING FORWARD LOOKING STATEMENTS
This press release may contain forward-looking statements, including information about management’s view of Homestore’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Homestore, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Homestore files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Homestore’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Homestore cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Homestore expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

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CONTACT: Erin K. Campbell

Director, Corporate Communications
Homestore, Inc.
805-557-2303

erin.campbell@homestore.com